UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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Anheuser-Busch Companies, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     On September 4, 2008, the following item was posted on the employee intranet of Anheuser-Busch Companies, Inc.
     September 04, 2008
     Earlier today, InBev published a notice that InBev’s Extraordinary General Meeting (“EGM”) for shareholders will be held on September 29th at its global headquarters in Leuven. This meeting will provide InBev shareholders with the opportunity to vote on the pending combination with Anheuser-Busch as well as other related matters. These “other matters” include the company’s name change from InBev to Anheuser-Busch InBev and the eventual appointment of Anheuser-Busch’s current CEO August A. Busch IV to the Board of Directors — changes that if approved would take effect after the close of the transaction.
     In a message from InBev CEO Carlos Brito to InBev employees, he reports that InBev has been encouraged by the support from its shareholders to date, and he looks forward to presenting them with the opportunity to formally approve this combination, which would create the global leader in the beer industry and one of the world’s top five consumer products companies. InBev said that the transaction has the full support of InBev’s Board of Directors, and its controlling shareholder, Stichting InBev, which represents approximately 52% of shares outstanding, has agreed to vote in favor of the transaction and the related matters. The approval of the acquisition of all shares in Anheuser-Busch requires the vote of 75% of the shares represented at the meeting in person or by proxy.
     Shareholder approval would be a significant step towards bringing these two companies together, but it would not be the final step. The acquisition is also subject to Anheuser-Busch’s shareholder approval and regulatory approval in certain markets. A date for Anheuser-Busch’s shareholder meeting has not been set, but is expected to occur nearer to the closing date for the transaction.
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     This communication may be deemed to be solicitation material in respect of the proposed acquisition of Anheuser-Busch by InBev. In connection with the proposed acquisition, Anheuser-Busch intends to file relevant materials with the SEC. Anheuser-Busch filed a preliminary proxy statement on Schedule 14A with the SEC on August 15, 2008.
     INVESTORS OF ANHEUSER-BUSCH ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANHEUSER-BUSCH’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
     Investors and security holders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov, and Anheuser-Busch stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Anheuser-Busch. Such documents are not currently available.
     InBev and certain of its directors and executive officers and other persons, and Anheuser-Busch and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Anheuser-Busch common stock in respect of the proposed transaction. Information about the directors and executive officers of Anheuser-Busch and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in its proxy statement relating to the 2008 annual meeting of stockholders, which was filed with the SEC on March 10, 2008. Investors may obtain additional information regarding the interest of the participants by reading the preliminary proxy statement.